CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement File Nos. 333-176654/811-04001 on Form N-4 of our report dated March 26, 2021, relating to the financial statements comprising each of the Divisions of Metropolitan Life Separate Account E, and our report dated March 8, 2021, relating to the financial statements of Metropolitan Life Insurance Company, both appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

April 28, 2021